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                                                                     EXHIBIT 8.1


THOMAS H. NELSON
 (206) 340-9654

                                 October 4, 1996



Glacier Bancorp, Inc.                                  Missoula Bancshares, Inc.
202 Main Street                                        1704 Dearborn
Kalispell, Montana  59903                              Missoula, Montana  59801

         Re: Holding Company Merger / Tax Consequences

Ladies and Gentlemen:

         This letter responds to your request for our opinion as to certain of the federal income tax consequences of the proposed merger (the "Merger") of Missoula Bancshares, Inc. ("Missoula") into Glacier Bancorp, Inc. ("Glacier").

         We have acted as legal counsel to Missoula and Glacier in connection with the Merger. For the purpose of rendering this opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached to them:

         (a) The Plan and Agreement of Merger, dated as of August 9, 1996, between Glacier and Missoula (the "Merger Agreement");

         (b) Form S-4 Registration Statement of Glacier filed with the Securities and Exchange Commission on [October 4, 1996];

         (c) The Proxy Statement of Missoula (included as part of the Registration Statement);

         (d) The factual representations set forth in a letter from Glacier and Missoula, dated ___________________, 1996; and

         (e) Such other documents, instruments, records and information pertaining to the Merger as we have deemed necessary for rendering our opinion.

         We have assumed, without independent investigation or review, the accuracy and completeness of the facts and representations and warranties contained in those documents or otherwise made known to us, and that the Merger will be effected in accordance with the terms of the Merger Agreement.
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Glacier Bancorp, Inc.
Missoula Gancshares, Inc.
October 4, 1996
Page 2


         In connection with the Merger and pursuant to the Merger Agreement, each share of Missoula voting common stock will be exchanged for that number of shares of Glacier voting common stock based on the exchange rate established in the Merger Agreement. No fractional shares will be involved. Missoula shareholders who perfect their dissenters rights under state law will be paid the cash value for their Missoula shares. Such payments will be made by Missoula without reimbursement by Glacier. Upon the consummation of the Merger, Glacier will continue the historic business of Missoula.

         Based upon our review of the facts described above and our analysis of the law, and subject to the qualifications and limitations set forth herein, and the completion of the transactions described in the matter contemplated, it is our opinion that:


1. The merger of Missoula into Glacier solely for Glacier voting common stock, as described above, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, as amended (the "Code"). Missoula and Glacier will each be a "party to a reorganization" within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Missoula shareholders upon the receipt of Glacier voting common stock solely in exchange for their shares of Missoula stock, pursuant to Section 354(a)(1) of the Code.

3. The basis of the shares of Glacier voting common stock received by Missoula shareholders will be the same as the basis of the Missoula stock surrendered in exchange therefor, pursuant to Section 358(a)(1) of the Code.

4. The holding period of the shares of Glacier voting common stock received by Missoula shareholders will include the holding period during which the Missoula stock surrendered in exchange therefor was held, provided that the shares of Missoula stock were held as a capital asset in the hands of the exchanging shareholders on the date of the exchange, pursuant to Section 1223(1) of the Code.

5. Where cash is received by any dissenting shareholder of Missoula in exchange for the surrender of all of such shareholder's Missoula stock, the cash will be treated as received by the shareholder as a distribution in redemption of his or her VB stock, subject to the provisions and limitation of Section 302 of the Code.

6. No gain or loss will be recognized by Missoula upon the transfer of its assets to Glacier, pursuant to Sections 361 and 357(a) of the Code.

7. The basis of the assets of Missoula acquired by Glacier will be the same as the basis of Missoula in the assets immediately before the Merger, pursuant to Section 362(b) of the Code.
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Glacier Bancorp, Inc.
Missoula Gancshares, Inc.
October 4, 1996
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8.       The holding period of the assets acquired by Glacier will include the period such assets were held by Missoula, pursuant to Section 1223(2) of the Code.

9. No gain or loss will be recognized by Glacier upon the receipt by Glacier of the assets of Missoula, as described above.

         Our opinion represents only our best legal judgment as to the probable federal income tax consequences of the transaction described, based upon existing law. Our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of any kind, and no private ruling regarding the matters discussed has been or will be requested from the IRS. The IRS has ruled in a number of private rulings that transactions substantially identical to the Merger result in tax consequences consistent with those described in this opinion. Although such rulings do not constitute authority on which we can rely in expressing our opinion, such rulings generally do reflect the position of the IRS. Each shareholder, however, is urged to consult with his or her own tax advisor with respect to their individual tax situation. Our opinion is intended solely for the benefit of Glacier, the shareholders of Glacier and the shareholders of Missoula, and may not be relied upon for any other purpose or by any other person or entity or made available to any other person or entity without our prior written consent.

         Consent is hereby given to the filing of this opinion as an exhibit to the Registration Statement and to the legal reference to this firm under the caption "Certain Legal Matters" concerning certain tax matters relating to the Merger. This consent shall not be construed to cause us to be in the category of persons whose consent is required to be filed pursuant to Section 7 of the Act, or the rules and regulations of the SEC promulgated under the Act.



                                                     Very truly yours,

                                                     GRAHAM & DUNN